FOURTH AMENDMENT TO THE
                                WASHINGTON MUTUAL
                        EMPLOYEES' STOCK PURCHASE PROGRAM


     THIS AMENDMENT is made to the Washington Mutual Employees' Stock Purchase Program (the "Plan") on this 17th day of December, 1996.


                                    RECITALS:

     WHEREAS, Washington Mutual, Inc. (the "Company") is the sponsor of the Plan as successor to Washington Mutual Savings Bank;

     WHEREAS, the Company has agreed to acquire American Savings Bank, F.A. ("ASB"), and certain employees of ASB are expected to continue as employees of the Company or its subsidiaries (the "ASB Employees");

     WHEREAS, the Company desires to provide the ASB Employees with a special purchase opportunity under the Plan and to provide for an April 1, 1997 entry date for the ASB Employees;

     WHEREAS, the Company has determined that such amendment is permitted under the Plan without authorization by the shareholders of the Company and that the amendment will not result in a modification to the Plan or any options available under the Plan described in section 424(h) of the Internal Revenue Code of 1986;


     NOW, THEREFORE, the Plan is hereby amended, effective February 1, 1997, as follows:

     1. The Plan is amended by the addition of Appendix 1, to read as set forth below:


                                WASHINGTON MUTUAL
                         EMPLOYEES' STOCK PURCHASE PLAN

                                   APPENDIX 1

     1. Eligibility of American Savings Bank Employees. Effective April 1, 1997 employment with American Savings Bank, F.A. shall be considered employment with the Company in determining whether an employee has been an Employee for at least 12 months prior to the first day of a calendar quarter.

     2. Special Purchase Opportunity.

     (a) Eligibility. Effective February 1, 1997, any employee who (a) becomes an Employee of the Company upon its acquisition of American Savings Bank, F.A.,
(b) has at least 12 months of combined employment with American Savings Bank, F.A. and the Company, (c) is scheduled to work more than 20 hours per week, and
(d) is not a transitional employee whose employment is expected to terminate before December 31, 1997 (a "Special Purchase Employee"), is eligible for the Special Purchase described in paragraph (b) below.

     (b) Special Purchase. A Special Purchase Employee may participate in the February 1997 purchase of Stock under the Plan, subject to the following conditions:

     (i) The Special Purchase Employee must enroll pursuant to procedures set forth by the Company.

     (ii) The minimum contribution to the Plan in connection with this Special Purchase is $1,500, which must be paid to the Company by check in a single sum. The other terms and conditions of the Plan, including but not limited to provisions relating to the purchase price of Stock and the limits on purchase of Stock shall apply to this Special Purchase.


     2. This amendment shall be effective only if the closing of the Company's acquisition of American Savings Bank, F.A. occurs in sufficient time for the enrollment of the affected employees in the Plan.

     IN WITNESS WHEREOF, the Company has caused this Fourth Amendment to be executed on the date first written above.

                                          WASHINGTON MUTUAL, INC.




                                      By:  /s/ M. Lynn Ryder
                                      Its: Senior Vice President